As filed with the Securities and Exchange Commission on March 31, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-212707

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Energy Recovery, Inc.
(Exact name of registrant as specified in its charter)

Delaware	01-0616867
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1717 Doolittle Drive
San Leandro, CA 94577
(510) 483-7370
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Energy Recovery, Inc. 2020 Incentive Plan
(Full title of the plan)

Robert Yu Lang Mao
President and Chief Executive Officer
1717 Doolittle Drive
San Leandro, CA 94577
(510) 483-7370
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Andrew D. Thorpe, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
44 Montgomery Street, 36th Floor
San Francisco, CA 94104
(415) 432-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Energy Recovery, Inc., a Delaware corporation (the “Registrant”), hereby files this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-212707) (the “2016 Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on July 27, 2016 with respect to 4,441,083 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable under the Energy Recovery, Inc. 2016 Incentive Plan (the “2016 Plan”), to deregister certain of the securities originally registered pursuant to the 2016 Registration Statement.

On July 16, 2020, the Registrant’s stockholders approved the Energy Recovery, Inc. 2020 Incentive Plan (the “2020 Plan”) and, in connection therewith, no further awards will be made under the 2016 Plan. The maximum number of shares of Common Stock reserved for issuance under the 2020 Plan include shares available for issuance but not issued or subject to outstanding awards under the 2016 Plan as of May 5, 2020 (plus shares subject to awards under the 2016 Plan as of May 5, 2020 that subsequently cease to be subject to such awards, such as by cancellation or forfeiture of the awards). As of May 5, 2020, 1,394,727 shares remained available for issuance under the 2016 Plan that were not subject to outstanding awards under that plan. Accordingly, the Registrant hereby deregisters 1,394,727 shares that have not been and will not be issued under the 2016 Plan, but which will instead be available for issuance under the 2020 Plan (the “Carryover Shares”). As of May 5, 2020, an aggregate of 4,954,723 shares of Common Stock subject to outstanding stock awards granted under the 2016 Plan and the 2008 Equity Incentive Plan (the “2008 Plan”) shares remain subject to outstanding awards previously granted under such plans. The 2016 Registration Statement, as well as the Registration Statement on Form S-8 (File No. 333-180076) (collectively, with the 2016 Registration Statement, the “Prior Registration Statements”), filed with the Commission on March 14, 2012 with respect to 3,600,000 shares of the Registrant’s Common Stock issuable under the 2008 Plan, will remain in effect to cover the potential issuances of shares pursuant to the terms of those outstanding awards.

Contemporaneously with the filing of this Post-Effective Amendment, the Registrant is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission to register, among other shares, the Carryover Shares authorized for issuance pursuant to the 2020 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Energy Recovery, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Leandro, State of California, on March 31, 2021.

Energy Recovery, Inc.

By:	/s/ ROBERT YU LANG MAO
Robert Yu Lang Mao
President and Chief Executive Officer